UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2015

HOUGHTON MIFFLIN HARCOURT COMPANY
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-36166 (Commission File No.)	27-1566372 (IRS Employer Identification No.)

222 Berkeley Street Boston, MA (Address of principal executive offices)	02116 (Zip Code)

(617) 351-5000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
On July 22, 2015, Houghton Mifflin Harcourt Company (the “Company”), as a guarantor and its wholly-owned subsidiaries, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC and Houghton Mifflin Harcourt Publishing Company, as borrowers (the “Borrowers”), entered into an amended and restated revolving credit facility (the “New Revolving Facility”) with the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.  The New Revolving Facility provides a senior secured asset-based revolving credit facility that matures on July 22, 2020 and amends and restates the Borrowers’ existing Superpriority Senior Secured Debtor-In-Possession and Exit Revolving Credit Agreement, dated as of May 22, 2012, as amended.  The New Revolving Facility is guaranteed by the Company and its for-profit domestic subsidiaries and secured by substantially all assets of the Company and its for-profit domestic subsidiaries pursuant to the amended and restated guarantee and collateral agreement (the “New Guarantee and Collateral Agreement”), dated as of July 22, 2015, between the Company, the Borrowers, the other guarantors and Citibank, N.A., as collateral agent. No amounts were borrowed in connection with the execution of the New Revolving Facility.
The New Revolving Facility provides availability in an amount equal to the lesser of $250,000,000 and a borrowing base that is computed monthly or weekly as the case may be and comprised of the Borrowers’ and of certain guarantors’ eligible inventory and receivables.  The funds available under the New Revolving Facility may be used for working capital and for general corporate purposes.  Borrowings under the New Revolving Facility accrue interest at a rate per annum equal to, at the Borrowers’ election, LIBOR plus 1.75% or an alternative base rate plus 0.75%, which applicable margins may increase up to 2.25% and 1.25%, respectively, based on average daily availability.
The New Revolving Facility includes a letter of credit subfacility of $50,000,000, a swingline subfacility of $20,000,000 and the option to expand the facility by up to $100,000,000 in the aggregate under certain specified conditions.  The New Revolving Facility may be prepaid, in whole or in part, at any time, without premium.
The New Revolving Facility requires the Borrowers to maintain a minimum fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis only during certain periods commencing when excess availability under the New Revolving Facility is less than certain limits prescribed by the terms of the New Revolving Facility.  The New Revolving Facility is subject to usual and customary conditions, representations, warranties and covenants, including restrictions on additional indebtedness, liens, investments, mergers, acquisitions, asset dispositions, dividends to stockholders, repurchase or redemption of our stock, transactions with affiliates and other matters.  The New Revolving Facility is subject to customary events of default.  If an event of default occurs and is continuing, the administrative agent may, or at the request of certain required lenders shall, accelerate the obligations outstanding under the New Revolving Facility (except for a bankruptcy event of default, in which case, such amounts will automatically become due and payable).
The foregoing description is not complete and is qualified in its entirety by reference to the full New Revolving Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and to the New Guarantee and Collateral Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, both incorporated herein by reference.  The representations and warranties of the Company and its subsidiaries in the New Revolving Facility and the New Guarantee and Collateral Agreement were made only for purposes of those agreements and as of specific dates and were solely for the benefit of the lenders party thereto.  The New Revolving Facility and the New Guarantee and Collateral Agreement are contractual documents that establish and govern the legal relations among the parties thereto and are not intended to be sources of factual, business, or operational information about the Company or its subsidiaries.  The representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 9.01.     Financial Statements and Exhibits.
(d)            Exhibits
Exhibit No.	Description

10.1
Amended and Restated Revolving Credit Agreement, dated as of July 22, 2015, by and among Houghton Mifflin Harcourt Company, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC, Houghton Mifflin Harcourt Publishing Company, certain other subsidiaries of Houghton Mifflin Harcourt Company, as subsidiary guarantors, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

10.2
Amended and Restated Revolving Facility Guarantee and Collateral Agreement, dated as of July 22, 2015, by and among Houghton Mifflin Harcourt Company, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC, Houghton Mifflin Harcourt Publishing Company, the subsidiaries of Houghton Mifflin Harcourt Company from time to time party thereto and Citibank, N.A., as collateral agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

Dated:  July 23, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of July 22, 2015, by and among Houghton Mifflin Harcourt Company, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC, Houghton Mifflin Harcourt Publishing Company, certain other subsidiaries of Houghton Mifflin Harcourt Company, as subsidiary guarantors, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

10.2	Amended and Restated Revolving Facility Guarantee and Collateral Agreement, dated as of July 22, 2015, by and among Houghton Mifflin Harcourt Company, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC, Houghton Mifflin Harcourt Publishing Company, the subsidiaries of Houghton Mifflin Harcourt Company from time to time party thereto and Citibank, N.A., as collateral agent.